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                              SECURITY INCOME FUND
                                     CLASS B
                                DISTRIBUTION PLAN


1. THE PLAN. This Distribution Plan (the "Plan"), provides for the financing by Security Income Fund (the "Fund") of activities which are, or may be deemed to be, primarily intended to result in the sale of class B shares of the Fund (hereinafter called "distribution-related activities"). The principal purpose of this Plan is to enable the Fund to supplement expenditures by Security Distributors, Inc., the Distributor of its shares (the "Distributor") for distribution-related activities. This Plan is intended to comply with the requirements of Rule 12b-1 (the "Rule") under the Investment Company Act of 1940 (the "1940 Act").

    The Board of Directors, in considering whether the Fund should implement the Plan, has requested and evaluated such information as it deemed necessary to make an informed determination as to whether the Plan should be implemented and has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Fund for such purposes.

    In voting to approve the implementation of the Plan, the Directors have concluded, in the exercise of their reasonable business judgment and in light of their respective fiduciary duties, that there is a reasonable likelihood that the Plan will benefit the Fund and its shareholders.

2.  COVERED EXPENSES.

    (a) The Fund may make payments under this Plan, or any agreement relating to the implementation of this Plan, in connection with any activities or expenses primarily intended to result in the sale of class B shares of the Fund, including, but not limited to, the following distribution-related activities:

           (i) Preparation, printing and distribution of the Prospectus and Statement of Additional Information and any supplement thereto used in connection with the offering of shares to the public;

          (ii) Printing of additional copies for use by the Distributor as sales literature, of reports and other communications which were prepared by the Fund for distribution to existing shareholders;

         (iii) Preparation, printing and distribution of any other sales literature used in connection with the offering of shares to the public;

          (iv) Expenses incurred in advertising, promoting and selling shares of the Fund to the public;

           (v) Any fees paid by the Distributor to securities dealers who have executed a Dealer's Distribution Agreement with the Distributor for account maintenance and personal service to shareholders (a "Service Fee");

          (vi) Commissions to sales personnel for selling shares of the Fund and interest expenses related thereto; and

         (vii) Expenses incurred in promoting sales of shares of the Fund by securities dealers, including the costs of preparation of materials for presentations, travel expenses, costs of entertainment, and other expenses incurred in connection with promoting sales of Fund shares by dealers.

    (b) Any payments for distribution-related activities shall be made pursuant to an agreement. As required by the Rule, each agreement relating to the implementation of this Plan shall be in writing and subject to approval and termination pursuant to the provisions of Section 7 of this Plan. However, this Plan shall not obligate the Fund or any other party to enter into such agreement.

3. AGREEMENT WITH DISTRIBUTOR. All payments to the Distributor pursuant to this Plan shall be subject to and be made in compliance with a written agreement between the Fund and the Distributor containing a provision that the Distributor shall furnish the Fund with quarterly written reports of the amounts expended and the purposes for which such expenditures were made and such other information relating to such expenditures or to the other distribution-related activities undertaken or proposed to be undertaken by the Distributor during such fiscal year under its Distribution Agreement with the Fund as the Fund may reasonably request.

4. DEALER'S DISTRIBUTION AGREEMENT. The Dealer's Distribution Agreement (the "Agreement") contemplated by Section 2(a)(v) above shall permit payment of Service Fees to securities dealers by the Distributor only in accordance with the provisions of this paragraph and shall have the approval of the majority of the Board of Directors of the Fund, including the affirmative vote of a majority of those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or any agreement related to the Plan ("Independent Directors"), as required by the Rule. The Distributor may pay to the other party to any Agreement a Service Fee for distribution and marketing services provided by such other party. Such Service Fee shall be payable (a) for the first year, initially, in any amount equal to .25 percent annually of the aggregate net asset value of the shares purchased by such other party's customers or clients, and (b) for each year thereafter, quarterly, in arrears in an amount equal to such percentage (not in excess of .000685 percent per day or .25 percent annually) of the aggregate net asset value of the shares held by such other party's customers or clients at the close of business each day as determined from time to time by the Distributor. The distribution and marketing services contemplated hereby shall include, but are not limited to, answering inquiries regarding the Fund, account designations and addresses, maintaining the investment of such other party's customers or clients in the Fund and similar services. In determining the extent of such other party's assistance in maintaining such investment by its customers or clients, the Distributor may take into account the possibility that the shares held by such customer or client would be redeemed in the absence of such fee.

5. LIMITATIONS ON COVERED EXPENSES. The basic limitation on the expenses incurred by the Fund under Section 2 of this Plan (including Service Fees) in any fiscal year of the Fund shall be one percent (1.00%) of the Fund's average daily net assets for such fiscal year. The payments to be paid pursuant to this Plan shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors shall determine, subject to any applicable restriction imposed by rules of the National Association of Securities Dealers, Inc.

6. INDEPENDENT DIRECTORS. While this Plan is in effect, the selection and nomination of Independent Directors of the Fund shall be committed to the discretion of the Independent Directors. Nothing herein shall prevent the involvement of others in such selection and nomination if the final decision on any such selection and nomination is approved by a majority of the Independent Directors.

7. EFFECTIVENESS, CONTINUATION, TERMINATION AND AMENDMENT. This Plan and each Agreement relating to the implementation of this Plan shall go into effect when approved.

    (a) By vote of the Fund's Directors, including the affirmative vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on the Plan or the Agreement;

    (b) By a vote of holders of at least a majority of the outstanding voting securities of the Fund; and

    (c) Upon the effectiveness of an amendment to the Fund's registration statement, reflecting this Plan, filed with the Securities and Exchange Commission under the Securities Act of 1933.

    This Plan and any Agreements relating to the implementation of this Plan shall, unless terminated as hereinafter provided, continue in effect from year to year only so long as such continuance is specifically approved at least annually by vote of the Fund's Directors, including the affirmative vote of a majority of its Independent Directors, cast in person at a meeting called for the purpose of voting on such continuance. This Plan and any Agreements relating to the implementation of this Plan may be terminated, in the case of the plan, at any time or, in the case of any agreements upon not more than sixty (60) days' written notice to any other party to the Agreement by vote of a majority of the Independent Directors or by the vote of the holders of a majority of the outstanding voting securities of the Fund. Any Agreement relating to the implementation of this Plan shall terminate automatically in the event it is assigned. Any material amendment to this Plan shall require approval by vote of the Fund's Directors, including the affirmative vote of a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting on such amendment and, if such amendment materially increases the limitations on expenses payable under the Plan, it shall also require approval by a vote of holders of at least a majority of the outstanding voting securities of the Fund. As applied to the Fund the phrase "majority of the outstanding voting securities" shall have the meaning specified in Section 2(a) of the 1940 Act.

    In the event this Plan should be terminated by the shareholders or Directors of the Fund, the payments paid to the Distributor pursuant to the Plan up to the date of termination shall be retained by the Distributor. Any expenses incurred by the Distributor in excess of those payments will be the sole responsibility of the Distributor.

8. RECORDS. The Fund shall preserve copies of this Plan and any related Agreements and all reports made pursuant to Section 3 hereof, for a period of not less than six (6) years from the date of this Plan, any such Agreement or any such report, as the case may be, the first two years in an easily accessible place.

                                           SECURITY INCOME FUND

Date:  September 24, 1993                  By:   Amy J. Lee
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                     AMENDMENT TO CLASS B DISTRIBUTION PLAN


WHEREAS, Security Income Fund (the "Fund") has adopted a Class B Distribution Plan dated September 24, 1993 (the "Distribution Plan"), under which the Fund supplements the expenditures of its principal underwriter, Security Distributors, Inc. (the "Distributor") for distribution related activities with respect to Fund shares;

WHEREAS, on February 10, 1999, the Board of Directors of the Fund authorized the Fund to offer its common stock in a new series designated Capital Preservation Series, in addition to its presently offered series of common stock of Corporate Bond Series, U.S. Government Series, Limited Maturity Bond Series, Global High Yield Series, High Yield Series, Emerging Markets Total Return Series and Global Asset Allocation Series;

WHEREAS, on February 10, 1999 the Board of Directors of the Fund further authorized the Capital Preservation Series of the Fund in three classes, designated Class A, Class B and Class C shares; and

WHEREAS, on February 10, 1999, the Board of Directors of the Fund approved an amendment to the Class B Distribution Plan with respect to Class B shares of the Capital Preservation Series.

NOW, THEREFORE BE IT RESOLVED, that the Fund amend its Distribution Plan as follows:

Paragraph 5 shall be deleted in its entirety and replaced with the following new
Paragraph:

5. LIMITATION ON COVERED EXPENSES. The basic limitation on the expenses incurred by each Series of the Fund, other than the Capital Preservation Series, under Section 2 of this Plan (including Service Fees) in any fiscal year of the Fund shall be one percent (1.00%) of the Fund's average daily net assets for such fiscal year, and with respect to the Capital Preservation Series, shall be .75% (75 basis points) of its average daily net assets for its fiscal year. The payments to be paid pursuant to this Plan shall be calculated and accrued daily and paid monthly or at such other intervals as the Directors shall determine, subject to any applicable restrictions imposed by the National Association of Securities Dealers, Inc.

IN WITNESS WHEREOF, the Security Income Fund has adopted this Amendment to the Class B Distribution Plan this _____ day of __________, 1999.

                                               SECURITY INCOME FUND

                                               By:
                                                  ------------------------------
                                                      Amy J. Lee
                                               Title: Secretary